Exhibit 4.1

AMENDMENT NO. 3 TO

RIGHTS AGREEMENT

This Amendment No. 3 to Rights Agreement (the “Amendment”), dated as of September 7, 2011, by and between Caliper Life Sciences, Inc., a Delaware corporation (formerly known as Caliper Technologies Corp.) (the “Company”), and Wells Fargo Bank, N.A. (formerly known as Wells Fargo Bank Minnesota, N.A.) (the “Rights Agent”), amends that certain Rights Agreement, dated as of December 18, 2001, as amended, by and between the Company and the Rights Agent (the “Rights Agreement”).

WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to further amend the Rights Agreement as set forth herein immediately prior to and in connection with the execution of the Agreement and Plan of Merger by and among PerkinElmer, Inc., a Massachusetts corporation  (the “Acquiror”), PerkinElmer Hopkinton Co., a Delaware corporation and a wholly-owned subsidiary of the Acquiror (the “Merger Sub”), and the Company (the “Merger Agreement”), pursuant to which, among other things, the Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation as a wholly-owned subsidiary of the Acquiror;

WHEREAS, concurrently with the execution and delivery of the Merger Agreement and as a condition and inducement to the Acquiror’s willingness to enter into the Merger Agreement, the stockholders of the Company listed on Schedule A to the Merger Agreement plan to enter into the Company Stockholder Agreement (as defined below), pursuant to which such stockholders will, among other things, agree to vote all of the shares of voting capital stock of the Company that such stockholders own in favor of the Company Voting Proposal (as defined in the Merger Agreement);

WHEREAS, the Company desires to amend the Rights Agreement prior to entering into the Merger Agreement to render the Rights inapplicable to the Merger Agreement, the Company Stockholder Agreement, the Merger and the other transactions contemplated by the Merger Agreement;

WHEREAS, Section 27 of the Rights Agreement provides that prior to the Distribution Date, the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock;

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders and consistent with the objectives of the Board in adopting the Rights Agreement, to amend the Rights Agreement prior to entering into the Merger Agreement to except from the operation of the Rights Agreement the Merger Agreement, the Merger, the Company Stockholder Agreement and the other transactions contemplated by the Merger Agreement; and

WHEREAS, at a duly convened special meeting, the Board has approved the amendment of the Rights Agreement in the manner set forth herein.

NOW THEREFORE, in consideration of the foregoing, the mutual agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

1.             Amendment of Section 1.  Section 1 of the Rights Agreement is supplemented to add the following definitions in the proper alphabetical order:

“‘Acquiror’ shall mean PerkinElmer, Inc., a Massachusetts corporation.”

“‘Company Stockholder Agreement’ shall mean the voting agreement, in the form to be attached as Exhibit A to the Merger Agreement, pursuant to which the stockholders of the Company listed on Schedule A to the Merger Agreement will, among other things, agree to vote all of the shares of voting capital stock of the Company that such stockholders own in favor of the Company Voting Proposal (as defined in the Merger Agreement).”

“‘Merger Sub’ shall mean PerkinElmer Hopkinton Co., a Delaware corporation and a wholly-owned subsidiary of the Acquiror.”

“‘Effective Time’ shall have the meaning set forth in the Merger Agreement.”

“‘Merger Agreement’ shall mean the Agreement and Plan of Merger, by and among the Company, Merger Sub and Acquiror, in such form as it may be ultimately executed and delivered and as it may be amended from time to time.”

“‘Merger’ shall have the meaning set forth in the Merger Agreement.”

“‘Transactions’ shall mean (i) the announcement, approval, execution, delivery or amendment of the Merger Agreement, (ii) the execution, delivery or amendment of the Company Stockholder Agreement, (iii) the announcement or consummation of the Merger, or (iv) the consummation of any of the other transactions with Acquiror or Merger Sub as contemplated by the Merger Agreement.”

2.             Amendment to Definition of “Acquiring Person.” Section 1(a) of the Rights Agreement is hereby amended to add the following sentence after the last sentence thereof: “Notwithstanding the foregoing or any provision to the contrary in this Agreement, neither Acquiror nor Merger Sub are, nor shall any of them be deemed to be, an Acquiring Person by virtue of the Transactions.”

3.             Amendment to Definition of “Distribution Date.” Section 1(g) of the Rights Agreement is amended to add the following proviso to the end of such section: “; provided, however, that notwithstanding the foregoing, a Distribution Date shall not occur or be deemed to have occurred as a result of the Transactions.”

4.             Amendment to Definition of “Shares Acquisition Date.” Section 1(n) of the Rights Agreement is amended to add the following proviso to the end of the last sentence of such section: “; and provided, further, that notwithstanding the foregoing, a Shares Acquisition Date shall not occur or be deemed to have occurred as a result of the Transactions.”

5.             Amendment to Section (3)(a).  The first sentence of Section 3(a) of the Rights Agreement is amended and restated in its entirety to read as follows:

“(a)         Until the earlier of (i) the Shares Acquisition Date or (ii) the tenth Business Day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement (determined in accordance with Rule 14d-2 under the Exchange Act) by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) to commence, a tender or exchange offer (which intention to commence remains in effect for five Business Days after such announcement), the consummation of which would result in any Person becoming an Acquiring Person (including any such date which is after the date of this Agreement and prior to the issuance of the Rights, the earlier of such dates being herein referred to as the “Distribution Date”; provided, however, that notwithstanding the foregoing, a Distribution Date shall not occur or be deemed to have occurred as a result of the Transactions), (x) the Rights will be evidenced by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the Rights (and the right to receive Right Certificates therefor) will be transferable only in connection with the transfer of Common Shares.”

6.       Amendment to Section (7)(a).  Section 7(a) of the Rights Agreement is amended and restated in its entirety to read as follows:

“(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share (or such other number of shares or other securities) as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on December 17, 2011 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof or (iv) the Effective Time.”

7.             Amendment to Section 11(a)(ii).  Section 11(a)(ii) of the Rights Agreement is amended to add the following sentence after the last sentence thereof:  “Notwithstanding the foregoing, no provision for adjustment shall be made pursuant to this Section 11(a)(ii) as a result of the Transactions.”

8.             Amendment to Section 13(a).  Section 13(a) of the Rights Agreement is amended to add the following sentence after the last sentence thereof:  “Notwithstanding the foregoing, no provision for adjustment shall be made pursuant to this Section 13(a) as a result of the Transactions.”

9.             Addition of New Section 25(c).  A new Section 25(c) is hereby added to the Rights Agreement, reading in its entirety as follows:

“(c) Notwithstanding the foregoing or any provision to the contrary in this Agreement, the Company shall not be required to give any notice contemplated by this Section 25 in connection with the Merger, provided that the Company will endeavor to provide the Rights Agent with notice of the Effective Time.”

10.           Effect of Termination of Merger Agreement.  This Amendment shall terminate automatically and be of no further force and effect from and after any termination of the Merger Agreement, whereupon the Rights Agreement shall automatically be the same as it existed immediately prior to the execution and delivery of this Amendment; provided that for the avoidance of doubt, such termination of this Amendment shall not affect the validity and effect of this Amendment prior to such termination.  In the event of any termination of the Merger Agreement, the Company shall promptly deliver to the Rights Agent a notice of such termination.

11. Definitions.  Terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Rights Agreement.  The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all references to the Agreement or Rights Agreement shall be deemed to include this Amendment.

12.           Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

13.           Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

14.           Descriptive Headings.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

15.           Severability.  If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

16.           Effectiveness.  This Amendment shall be effective as of the date first written above, and except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

IN WITNESS WHEREOF, the parties have entered into this Amendment No. 3 to Rights Agreement as of the date first stated above.

CALIPER LIFE SCIENCES, INC.
(formerly known as Caliper Technologies Corp.)

By:	/s/ Peter F. McAree
Name:	Peter F. McAree
Title:	Senior Vice President and Chief Financial Officer

WELLS FARGO BANK, N.A.
(formerly known as Wells Fargo Bank Minnesota, N.A.)

By	/s/ Chad Fitzgerald
Name:	Chad Fitzgerald
Title:	Relationship Manager